Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE – FINAL

LMI AEROSPACE ANNOUNCES RESULTS FOR THE
THIRD QUARTER OF 2007

ST. LOUIS – November 6, 2007 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced results for the third quarter of 2007, which include two months of operations of D3 Technologies, Inc., acquired on July 31, 2007.

Net sales in the quarter ended September 30, 2007 were $47.8 million compared to $30.8 million in the quarter ended September 30, 2006.  In the third quarter of 2007, net sales for the Aerostructures segment, which consists of all LMI operations other than D3 Technologies, were $35.8 million.  Sales for the acquired D3 Technologies Engineering Services segment were $12.0 million.  Net income for the third quarter of 2007 was $4.2 million, or $0.37 per diluted share, compared to $2.7 million, or $0.24 per diluted share, in the third quarter of 2006.  The net income for the third quarter of 2007 includes an after tax benefit of $0.4 million resulting from certain customer claim settlements of $0.5 million less an interest charge of $0.1 million for unamortized finance cost for a loan replaced as a result of the D3 Technologies acquisition.

“Our legacy LMI business has continued to improve, as increasing customer demand together with better productivity resulting from the use of lean manufacturing techniques, and enhanced performance of our supply chain organization, have resulted in higher sales and gross margins”, said Ronald S. Saks, President and CEO of LMI Aerospace., Inc.  “In addition, the engineering expertise added by our acquisition of D3 Technologies is expected to advance our strategy of leveraging existing customer relationships in order to increase market share, especially now that we are capable of executing design build projects.”

For the nine months ended September 30, 2007, net sales were $113.9 million compared to $92.8 million in the nine months ended September 30, 2006.  Net income for the first nine months of 2007 was $9.3 million or $0.83 per diluted share, compared to $8.0 million or $0.77 per diluted share in the year-ago period.

In the Aerostructures segment, net sales of kits and components for corporate and regional aircraft in the third quarter of 2007 were $12.4 million or 34.6 percent of total segment sales, compared to $11.6 million or 37.7 percent of sales, in the third quarter of 2006.  The increase was due primarily to increased production rates of aircraft manufactured by Gulfstream.  Sales of products used in large commercial aircraft in the third quarter of 2007 were $11.5 million or 32.1 percent of sales, compared to $9.5 million or 30.8 percent of sales in the third quarter of 2006.  Higher production rates for certain models of Boeing aircraft, including the 737, 747 and 787, contributed to the increase.  Military products generated sales of $9.2 million ($8.0 million excluding $1.2 million of claim settlements) or 25.7 percent of sales in the third quarter of 2007, compared to $7.6 million or 24.7 percent of sales in the year-ago quarter.

Net sales for the Engineering Services segment, were $12.0 million for the two months during which it was part of LMI.  Net sales of engineering services for large commercial aircraft were $6.3 million, primarily for Boeing 787, 777, and 747 models.  Net sales for corporate and military aircraft were $4.9 million.

Gross profit for the third quarter of 2007 was $13.3 million or 27.8 percent of sales compared to $8.4 million or 27.3 percent of sales in the third quarter of 2006.  Gross margin for the Aerostructures segment was 30.9 percent (29.2 percent excluding claim settlements) as higher production rates and improved manufacturing efficiencies provided better coverage of fixed costs.  Gross profit for the Engineering Services segment was $2.2 million or 18.3 percent of sales.  Selling, general and administrative expenses were $6.4 million in the third quarter of 2007, including $1.3 million from the Engineering Services segment, or 13.3 percent of sales, compared to $4.5 million or 14.6 percent of sales in the year-ago quarter.   Included in selling, general and administrative expenses for the Engineering Services segment was $0.5 million of non-cash amortization of restricted stock awards and intangibles.

Interest expense in the third quarter of 2007 was $650,000, compared to interest income of $134,000 in the third quarter of 2006, largely reflecting borrowings to fund the D3 Technologies’ acquisition.  Income taxes in the third quarter of 2007 were $2.1 million, compared to $1.3 million in the year-ago quarter.  The effective tax rate was 33.1 percent in the third quarter of 2007 compared to 32.2 percent in the third quarter of 2006.    The backlog at September 30, 2007, was $143 million, up from $128 million at September 30, 2006.

“Our quoting activity for components, kits and assemblies continues at a high level and our growing backlog for new and existing programs provides better visibility of future customer demand,” Saks added.  “We have adjusted our guidance ranges slightly for 2007 and 2008 given some near term program delays as well as growing pressure to accelerate certain 2008 programs.” Our guidance is as follows:

2007
Sales: $172 million - $175 million (Aerostructures: $142 million - $144 million; Engineering Services: $30 million - $31 million)

Gross margin: 25.5% - 26.5% (Aerostructures: 27.5% - 28.5%; Engineering
Services: 18.5% - 19.5%).

SG&A: $22.5 million - $23.8 million (Aerostructures: $20 million - $21 million; Engineering Services: $2.5 million - $2.8 million, including
$1.1 million in acquisition related expenses)

Interest expense: $900,000

Tax rate: 34.5% - 35.5%

2008
Sales: $237 million - $257 million (Aerostructures: $160 million - $170 million, Engineering Services: $77 million - $87 million)

Gross margin: 25.0% - 26.5%

SG&A: $31.0 million - $33.0 million (including $2.5 million in acquisition related expenses)

Interest expense: $1.9 million - $2.2 million

Tax rate: Approximately 36%

“We are making good progress in establishing a design/build organization that will support the sale of our services and will manage projects from the planning stage through the manufacture of the completed product,” said Saks.  “We have strong interest from our customers and are ready to take on some projects now.  Our improved financial position and wider array of products and services places us in a good position to manage and build larger projects for our customers, who are increasingly interested in design and assembly and are seeking suppliers who can provide higher level, more complex services and products.”

LMI Aerospace, Inc., is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft.  LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2007 and 2008, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and any risk factor set forth in our other subsequently filings with the securities and exchange commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited) September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$355	$24,411
Short-term investments	-	2,243
Trade accounts receivable, net of allowance of $353 at September 30, 2007 and $311 at December 31, 2006	31,860	14,658
Inventories	38,079	33,956
Prepaid expenses and other current assets	1,786	1,760
Deferred income taxes	2,865	2,210
Income taxes receivable	1,206	232
Total current assets	76,151	79,470

Property, plant and equipment, net	19,519	19,514
Goodwill	48,389	5,653
Customer intangible assets, net	19,798	3,425
Other assets	1,428	548
Total assets	$165,285	$108,610

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,551	$9,758
Accrued expenses	11,654	3,916
Short-term deferred gain on sale of real estate	234	147
Current installments of long-term debt and capital lease obligations	677	238
Total current liabilities	22,116	14,059

Long-term deferred gain on sale of real estate	3,832	2,493
Long-term debt and capital lease obligations, less current installments	33,015	583
Deferred income taxes	5,915	965
Total long-term liabilities	42,762	4,041

Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 11,819,057 shares and 11,577,631 shares at September 30, 2007 and December 31, 2006, respectively	236	232
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	-	-
Additional paid-in capital	66,668	66,104
Treasury stock, at cost, 387,188 shares at September 30, 2007 and 389,732 share at December 31, 2006	(1,837)	(1,849)
Retained earnings	35,340	26,023
Total stockholders’ equity	100,407	90,510
Total liabilities and stockholders’ equity	$165,285	$108,610

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Net sales	$47,795	$30,799	$113,906	$92,809
Cost of sales	34,494	22,430	83,117	67,271
Gross profit	13,301	8,369	30,789	25,538

Selling, general and administrative expenses	6,396	4,435	16,338	12,807
Income from operations	6,905	3,934	14,451	12,731

Other income (expense):
Interest income (expense), net	(650)	134	(258)	(216)
Other, net	(2)	(63)	(25)	(63)
Income before income taxes	6,253	4,005	14,168	12,452

Provision for income taxes	2,068	1,289	4,851	4,470
Net income	$4,185	$2,716	$9,317	$7,982

Amounts per common share:
Net income per common share	$0.38	$0.24	$0.84	$0.78

Net income per common share assuming dilution	$0.37	$0.24	$0.83	$0.77

Weighted average common shares outstanding	11,157,959	11,112,599	11,155,041	10,266,897

Weighted average dilutive common shares outstanding	11,291,108	11,234,505	11,279,643	10,390,833